U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

  Johnston, Jr.                        J.               Brooke
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                            Baker, Johnston & Wilson LLP
                            One Independence Plaza, Suite 322
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                                    (Street)

    Birmingham,                       AL                 35209
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


     United Leisure Corporation (UTDL)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


     ###-##-####
________________________________________________________________________________
4.   Statement for Month/Year


     July 2000
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

     August 10, 2000
================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock  $.01 par value          07/28/00          P           25,000        A      $.30    55,000             D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock  $.01 par value          07/28/00          P           25,000        A      $.75    55,000             D
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                     10.
                                                                                                           9.        Owner-
                                                                                                           Number    ship
                                                                                                           of        Form
                    2.                                                                                     Deriv-    of
                    Conver-                   5.                              7.                           ative     Deriv-  11.
                    sion                      Number of                       Title and Amount             Secur-    ative   Nature
                    or                        Derivative   6.                 of Underlying        8.      ities     Secur-  of
                    Exer-             4.      Securities   Date               Securities           Price   Bene-     ity:    In-
                    cise     3.       Trans-  Acquired (A) Exercisable and    (Instr. 3 and 4)     of      ficially  Direct  direct
                    Price    Trans-   action  or Disposed  Expiration Date    ----------------     Deriv-  Owned     (D) or  Bene-
1.                  of       action   Code    of(D)        (Month/Day/Year)               Amount   ative   at End    In-     ficial
Title of            Deriv-   Date     (Instr. (Instr. 3,   ----------------               or       Secur-  of        direct  Owner-
Derivative          ative    (Month/  8)      4 and 5)     Date     Expira-               Number   ity     Month     (I)     ship
Security            Secur-   Day/     ------  ------------ Exer-    tion                  of       (Instr. (Instr.   (Instr. (Instr.
(Instr. 3)          ity      Year)    Code V   (A)   (D)   cisable  Date      Title       Shares   5)       4)        4)      4)
------------------------------------------------------------------------------------------------------------------------------------

Options            $.315    06/02/97                       06/02/97  06/02/02 Common Stock 50,000                     D
                                                                              $.01 par value
------------------------------------------------------------------------------------------------------------------------------------
Options            $.315    01/04/99                       01/04/99  01/04/03 Common Stock 50,000                     D
                                                                              $.01 par value
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:

       Acquisition of shares reported represents exercise of options (derivative securities) acquired in August 1996.



           J. Brooke Johnston, Jr.                           September 8, 2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


       Acquisition of shares reported represents exercise of options (derivative securities) acquired in August 1996.


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